UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2004

CMGI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23262	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2004, CMGI, Inc. (“CMGI”), pursuant to authority previously granted by the Human Resources and Compensation Committee of the Board of Directors, finalized the FY 2005 Executive Bonus Plan for CMGI, Inc. (the “CMGI Bonus Plan”). The CMGI Bonus Plan is designed to attract, motivate and retain key executive talent for CMGI. The CMGI Bonus Plan covers CMGI executive officers selected by the CMGI Board of Directors or Compensation Committee, and is funded based on CMGI’s consolidated business performance, with minimum threshold levels established. Bonus payments under the plan may range from 0-200% of an individual’s target bonus based on business and individual performance and the discretion of the CMGI Board of Directors. The plan also provides for discretionary bonus awards based on individual accomplishments against goals and objectives.

On November 4, 2004, ModusLink Corporation, a wholly owned subsidiary of CMGI (“ModusLink”), pursuant to authority previously granted by the Board of Directors of ModusLink, finalized the FY 2005 Executive Bonus Plan for ModusLink Corporation (the “ModusLink Bonus Plan”). The ModusLink Bonus Plan is designed to attract, motivate and retain key executive talent for ModusLink. The ModusLink Bonus Plan covers ModusLink executive officers selected by the ModusLink Board of Directors, including individuals who are also deemed to be executive officers of CMGI under SEC rules, and is funded based on CMGI’s consolidated business performance, with minimum threshold levels established. Bonus payments under the plan may range from 0-200% of an individual’s target bonus based on business and individual performance and the discretion of the ModusLink Board of Directors. The plan also provides for discretionary bonus awards based on individual accomplishments against goals and objectives.

The foregoing descriptions are subject to, and qualified in their entirety by, the CMGI Bonus Plan and the ModusLink Bonus Plan filed as exhibits hereto, which exhibits are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.

	By:	/s/ Thomas Oberdorf
Date: November 23, 2004		Thomas Oberdorf
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	FY 2005 Executive Bonus Plan for CMGI, Inc.

99.2	FY 2005 Executive Bonus Plan for ModusLink Corporation.